EX-12

                   SOUTHERN INDIANA GAS AND ELECTRIC COMPANY
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                   For the Five Years Ended December 31, 1994

                        1994      1993       1992     1991      1990
                                  (in thousands)
Earnings as Defined
Net income              $41,025   $39,588    $36,758  $38,513   $37,691
Add:
   Income Taxes:
   Current:
   Federal               15,257     5,880     13,049   14,176    12,025
   State                  2,519     1,310      2,444    2,436     1,642
   Deferred, net:
   Federal                  (80)    9,682        550    2,996     5,597
   State                    314     1,581        439      690     1,532
   Deferred investment
    tax credit, net      (1,846)   (1,868)    (1,873)  (1,877)   (1,883)
   Interest on long-term
    debt                 18,604    18,437     17,768   18,238    18,249
   Amortization of premium,
    discount and expense
    on debt                 852       773        446      740       667
   Other interest         1,589       747        461      719       572
   Interest component of
    rent expense <F1>       416       405        391      382       369

   Earnings as defined  $78,650   $76,535    $70,433  $77,013   $76,461

Fixed Charges as Defined

   Interest on long-term
    debt                $18,604   $18,437    $17,768  $18,238   $18,249
   Amortization of premium,
    discount and expense
    on debt                 852       773        446      740       667
   Other interest         1,589       747        461      719       572
   Interest component of
    rent expense <F1>       416       405        391      382       369

   Fixed charges as
    defined             $21,461   $20,362    $19,066  $20,079   $19,857

Ratio of Earnings to
 Fixed Charges  <F2>       3.67      3.76       3.69     3.84      3.85

NOTES:

<F1> One-third of rentals represents a reasonable approximation of the interest factor.
<F2> The ratios shown above do not reflect the fixed charge component in the Company's power contract with OVEC (see "Electric Business", page 2). Inclusion of the component in the computation would not have a significant effect on the ratios.
<F3> Periods beginning in 1992 reflect the results of Lincoln Natural Gas
Company, Inc., acquired June 30, 1994.